UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kim, Woo Jin
   3813 N. Studebaker Road
   Long Beach, CA  90808
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   February 10, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol b2bstores.com Inc.
   BTBC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer and President
6. If Amendment, Date of Original (Month/Day/Year)
   February 9, 2000*
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Options to Purchase Comm|2/9/00(1)|2/9/10   |Common Stock           |300,000  |$6.40     |D            |                           |
on Stock                |         |         |                       |         |          |             |                           |
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Explanation of Responses:
*Amendment filed to reflect revised option exercise price which is equivalent to 80% of initial public offering price of common stock by the Company.
(1) Options to purchase 150,000 shares are currently vested; options to vest an additional 50,000 shares vest on each of August 1, 2001 and August
1,
2002.
SIGNATURE OF REPORTING PERSON
 /s/  Woo Jin Kim
DATE
February 25, 2000